PRICING SUPPLEMENT (To Prospectus Supplement dated April 9, 2007 and Prospectus dated April 9, 2007)	Filed pursuant to Rule 424(b)(3) Registration No. 333-141868
KfW, Frankfurt/Main, Federal Republic of Germany
U.S.$10,000,000 Fixed Rate to Floating Rate Callable Notes Due July 14, 2023
CUSIP: 48245ABR1
ISIN: US48245ABR14
               Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

		Discounts and	Proceeds,
	Price to Public(1)	Commissions	before expenses to KfW

Per Note	100.0%	—	100.0%
Total	U.S.$10,000,000	—	U.S.$10,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
     The Dealer named below expects to deliver the notes to investors on or about July 17, 2008.

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

MORGAN STANLEY
JULY 14, 2008

ABOUT THIS PRICING SUPPLEMENT
          This pricing supplement supplements the accompanying prospectus supplement dated April 9, 2007 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 9, 2007 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
          You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealer are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S.$10,000,000 Fixed Rate to Floating Rate Callable Notes due July 14, 2023

Aggregate Principal Amount: U.S.$10,000,000	Maturity Date: July 14, 2023

Original Issue Date: July 17, 2008	Initial Interest Rate: 10.00% p.a.

Interest Commencement Date: July 17, 2008	First Interest Payment Date: October 14, 2008

Final Redemption Price: 100.0%

Type of Floating Rate Note:
☑	Fixed Rate/Floating Rate Fixed Interest Rate: 10.00 % p.a. from the Interest Commencement Date to but excluding January 14, 2009 Floating Rate Commencement Date: January 14, 2009
Interest Rate Basis/Bases:
☑	Other:
From the Interest Commencement Date to but excluding the Floating Rate Commencement Date:
10.00% p.a.
From and including the Floating Rate Commencement Date to but excluding the Maturity Date the Interest Rate will be calculated according to the following formula:
10 times (CMS 30YR — CMS 2YR) p.a.
Where:
“Interest Period” is the period from and including the Interest Commencement Date to but excluding the immediately following Interest Payment Date and thereafter any period from and including an Interest Payment Date to but excluding the next following Interest Payment Date
“CMS 30YR” is, for any Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 30 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “30Y” as of 11:00 a.m., New York City time, on the 2nd New York Business Day immediately preceding the start of the related Interest Period.
“CMS 2YR” is, for any Interest Reset Date, the rate for U.S. dollar swaps with a maturity of 2 years, expressed as a percentage, that appears on Reuters Screen ISDAFIX1 under the heading “2Y” as of 11:00 a.m., New York City time, on the 2nd New York Business Day immediately preceding the start of the related Interest Period.
If CMS 30YR or CMS 2YR does not appear on Reuters Screen ISDAFIX1 on any Interest Determination Date, the rate for such date shall be determined on the basis of the mid-market semi-annual swap rate quotations provided by the Reference Banks at approximately 11:00 a.m., New York city time on such date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the Designated Maturity commencing on that date and in a Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. If five quotations are provided, the rate will be calculated by eliminating the highest (or, in the event of equality, one of the highest) and lowest (or, in the event of equality, one of the lowest) quotations and taking the arithmetic mean of the remaining quotations. If at least three, but fewer than five, quotations are provided, the rate will be the arithmetic mean of the quotations obtained. If fewer than three quotations are provided as requested, the rate will be determined by Calculation Agent acting in good faith and in accordance with standard market practice.
“Reference Banks” means five leading swap dealers in the New York city interbank market selected by the

Calculation Agent for the purposes of providing quotations as provided above.
“Designated Maturity” means 30 years or 2 years, as the case may be.
“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

Spread: N.A.	Maximum Interest Rate: N.A.
Spread Multiplier: N.A.	Minimum Interest Rate: 0.00%
Index Maturity: N.A.
Interest Reset Period:

☐ daily	☐ weekly	☐ monthly
☑ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): Each Interest Payment Date
Interest Determination Date(s): 5th New York Business Day immediately preceding the applicable Interest Payment Date
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified) 5th New York Business Day immediately preceding the applicable Interest Payment Date
Calculation Agent:
☑ Other: Morgan Stanley Capital Services, Inc.
Interest Payment Date(s): The 14th day of the following:
☐ Each of the 12 calendar months in each year
☑ Each January, April, July and October in each year
☐ Each of the following two calendar months in each year:
☐ The following calendar month in each year:
Redemption:     ☑ Yes          ☐ No
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): Each January 14, April 14, July 14 and October 14, commencing January 14, 2009
Minimum Redemption Notice Period: 10 New York Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100.0%
Repayment:     ☐ Yes           ☑ No
Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S.$1,000
Exchange Rate Agent:
Original Issue Discount (“OID”) Note:     ☐ Yes          ☑ No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:

Day Count Fraction:	☐ Act/360 (as provided in §3(F)(3)(a) of the Conditions) ☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions ☑ Other:
§3 (F) (3) of the Terms and Conditions shall be replaced as follows:
With respect to each Note, accrued interest is calculated by multiplying the principal amount of the Note by the interest rate applicable for the Calculation Period (as defined below) and the Day Count Fraction. For this purpose, “Day Count Fraction” means, in respect of any period of time from and including the first day of such period but excluding the last day of such period (the “Calculation Period”), the number of days in the Calculation Period divided by 360, the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (A) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (B) the last day of the Calculation Period is the last day of the month of February in which case the month of February shall not be considered to be lengthened to a 30-day month).
Business Day Convention (for Interest Payment Dates other than the Maturity Date):
As provided in §3(E) of the Conditions (unless otherwise specified:           ):
☑ Following Business Day Convention, no adjustment of Interest
☐ Modified Following Business Day Convention, no adjustment of Interest
Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

PS-5